Exhibit 99.1

                    WERNER ENTERPRISES, INC.
                   Interstate 80 & Highway 50
                        P. O. Box 45308
                  Omaha, Nebraska  68145-0308


FOR IMMEDIATE RELEASE               Contact:  Robert E. Synowicki, Jr.
---------------------                         (402) 894-3000

Omaha, Nebraska, July 16, 1997:
-------------------------------

     Werner Enterprises, Inc. (Werner), a nationwide full-service transportation company, today reported its operating revenues and net income for the second quarter ended June 30, 1997. Operating revenues increased 21% to $193,635,000 compared to $159,640,000 for the same quarter of the prior year. Net income increased 25% to $12,532,000 ($.33 per share) for the second quarter of 1997, compared to $10,023,000 ($.27 per share) for the second quarter of 1996. Werner's revenue growth was due primarily to a 17% increase in the average number of tractors in service and a 2% increase in revenue per truck per week compared to the same quarter of the previous year. Increased revenue from logistics transportation services also contributed to the growth.

    On August 9, 1996, Werner issued shares for a three-for-two common stock split effected in the form of a 50% stock dividend from authorized and unissued shares to stockholders of record on July 26, 1996. The number of shares of stock and the per share amounts below reflect the effect of the stock split.


Quarter Ended June 30                     1997              1996
---------------------                     ----              ----

Operating revenues                     $193,635,000      $159,640,000

Net income                             $ 12,532,000      $ 10,023,000

Average common shares outstanding        38,182,000        37,795,000

Earnings per share                            $ .33             $ .27


Six Months Ended June 30                  1997              1996
------------------------                  ----              ----

Operating revenues                     $365,684,000      $307,543,000

Net income                             $ 19,981,000      $ 17,311,000

Average common shares outstanding        38,086,000        37,787,000

Earnings per share                            $ .52             $ .46


    The Company's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol WERN.